Exhibit 99.1

Delta Apparel Reports First Quarter Fiscal 2023 Results

Record First Quarter Sales at Salt Life and DTG2Go

Double-Digit Growth Across Four of Five Go-To-Market Channels

February 7, 2023, DULUTH, GA --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced financial results for its fiscal year 2023 first quarter ended December 31, 2022.

Chairman and Chief Executive Officer Robert W. Humphreys commented, “We were pleased to deliver double-digit sales growth across four of our five main go-to-market channels and overall sales of $107 million for the quarter.  Our Salt Life Group segment hit on all cylinders, delivering record first quarter sales fueled by 17% growth over last year and strong acceleration across direct-to-consumer and wholesale channels. The Salt Life team continues to do an excellent job of expanding the brand’s retail and digital footprints to remain accessible to its loyal and growing consumer following across the country.

Our DTG2Go business also posted record first quarter sales with growth of nearly 20% over last year. We continue to see high demand for DTG2Go’s ‘Digital First’ offering and many opportunities to grow sales and improve profitability as we increase output on recently adopted technology and leverage competitive advantages from ‘hyper local’ fulfillment strategies and the Delta Direct vertical blank tee platform. Our Activewear business’s Global Brands and Retail Direct channels also registered double-digit sales growth for the quarter and continue to seize opportunities generated by the increasing industry focus on nearshore sourcing solutions like those we offer in Central America.

As expected, our results for the quarter were heavily impacted by reduced demand in the mass retail supply chain served by our Delta Direct channel and the inflationary cotton and other input costs evident across the industry. The manufacturing shutdowns that we, like many of our competitors, initiated during the quarter to recalibrate production output also impacted the bottom line.

Mr. Humphreys concluded, “We’ve been very intentional over the years in building agility and market diversity into our business, and our topline performance nearing last year’s record first quarter sales in a much lower demand environment for basic tees this time around highlights our team’s ability to execute on that strategy. Moving forward, we look for another record year at Salt Life, continued sales growth at DTG2Go, and improving profitability at Activewear in the second half of our fiscal year.”

For the first quarter ended December 31, 2022:

●

Net sales were $107.3 million in the first quarter compared to prior year first quarter net sales of $110.7 million. Net sales in the Delta Group segment were $97.0 million compared to $101.9 million in the prior year first quarter. Salt Life Group segment net sales grew 17% to $10.3 million from prior year first quarter net sales of $8.8 million.

●	Gross margins were 12.7% compared to 20.8% in the prior year, largely driven by inflationary raw material costs and production curtailment expenses.

●

Selling, general, and administrative expenses (SG&A) were $18.9 million, or 17.6% of sales, compared to $17.5 million, or 15.8% of sales, in the prior year first quarter. The year-over-year increase in SG&A was driven primarily by higher selling costs in our Salt Life Group segment from the opening of additional retail stores as well as increased distribution labor and supply costs in our Delta Group segment.

●	Operating income declined year-over-year from $5.9 million, or 5.3% of sales, to an operating loss of $2.59 million, or (2.4%) of sales.

●

Net income declined from $3.6 million, or $0.51 per diluted share, to a loss of $3.6 million, or ($0.51) per diluted share, and included a one-time $2.5 million benefit from the settlement of a litigation matter.

●

Net inventory as of December 31, 2022, was $258.8 million, an increase of $10.4 million from September 2022 and $75.8 million from December 2021. The increase from September 2022 stemmed primarily from timely Salt Life first quarter inventory deliveries compared to last year’s supply chain delays pushing scheduled deliveries into the second quarter.

●

Total net debt, including capital lease financing and cash on hand, was $185 million as of December 31, 2022, an increase of $14.6 million from September 2022 and $46 million from December 2021. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $27.2 million as of December 31, 2022, a decrease of $7.5 million from September 2022 and $5.8 million from December 2021, with the decrease from September 2022 principally driven by investments in the business to support working capital needs.

●

The Company spent approximately $2.1 million on capital expenditures during the first quarter compared to $1.8 million during the prior year first quarter, with the expenditures focused on Salt Life retail store build-outs, additional equipment, and information technology and manufacturing enhancements.

Conference Call

After the market close on February 7, 2023, financial results for the Company’s fiscal year 2023 first quarter ended December 31 2022, will be released and, at 4:30 p.m. ET, the Company’s senior management will hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 877-704-4453. If calling from outside the United States, please dial 201-389-0920. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 7, 2023. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 13735669.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended
	December 2022	December 2021

Net Sales	$107,295	$110,746
Cost of Goods Sold	93,672	87,743
Gross Profit	13,623	23,003

Selling, General and Administrative Expenses	18,870	17,482
Other Income, Net	(2,621)	(395)
Operating (Loss) Income	(2,626)	5,916

Interest Expense, Net	2,890	1,598

(Loss) Earnings Before (Benefit From) Provision For Income Taxes	(5,516)	4,318

(Benefit From) Provision For Income Taxes	(1,917)	648

Consolidated Net (Loss) Earnings	(3,599)	3,670

Net Loss (Income) Attributable to Non-Controlling Interest	34	(25)

Net (Loss) Earnings Attributable to Shareholders	$(3,565)	$3,645

Weighted Average Shares Outstanding
Basic	6,954	6,999
Diluted	6,954	7,085

Net (Loss) Earnings per Common Share
Basic	$(0.51)	$0.52
Diluted	$(0.51)	$0.51

	December 2022	September 2022	December 2021

Current Assets
Cash	$327	$300	$6,379
Receivables, Net	61,514	71,586	66,180
Inventories, Net	258,891	248,538	183,058
Prepaids and Other Assets	4,114	2,755	5,162
Total Current Assets	324,846	323,179	260,779

Noncurrent Assets
Property, Plant & Equipment, Net	72,771	74,109	66,350
Goodwill and Other Intangibles, Net	61,324	61,923	63,663
Deferred Income Taxes	1,342	1,342	1,030
Operating Lease Assets	49,313	50,275	43,423
Investment in Joint Venture	9,045	9,886	10,202
Other Noncurrent Assets	2,800	2,967	1,929
Total Noncurrent Assets	196,595	200,502	186,597

Total Assets	$521,441	$523,681	$447,376

Current Liabilities
Accounts Payable and Accrued Expenses	$100,652	$110,967	$83,321
Income Taxes Payable	321	379	356
Current Portion of Contingent Consideration	-	-	1,897
Current Portion of Finance Leases	8,603	8,163	6,581
Current Portion of Operating Leases	8,585	8,876	8,197
Current Portion of Long-Term Debt	9,514	9,176	7,265
Total Current Liabilities	127,675	137,561	107,617

Noncurrent Liabilities
Long-Term Taxes Payable	2,841	2,841	3,186
Deferred Income Taxes	2,232	4,310	1,520
Long-Term Finance Leases	18,465	16,776	13,946
Long-Term Operating Leases	42,015	42,721	37,208
Long-Term Debt	148,899	136,750	118,149
Other Noncurrent Liabilities	-	-	769
Total Noncurrent Liabilities	214,452	203,398	174,778

Common Stock	96	96	96
Additional Paid-In Capital	60,559	61,961	59,205
Equity Attributable to Non-Controlling Interest	(690)	(656)	(633)
Retained Earnings	163,035	166,600	150,505
Accumulated Other Comprehensive Gain (Loss)	210	141	(574)
Treasury Stock	(43,896)	(45,420)	(43,618)
Total Equity	179,314	182,722	164,981

Total Liabilities and Equity	$521,441	$523,681	$447,376